UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 15, 2004

Openwave Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Seaport Boulevard Redwood City, CA	94063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 480-8000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 15, 2004, the Board of Directors of Openwave Systems Inc. (the “Company”) amended its Openwave Systems Inc. Executive Severance Benefit Policy (the “Policy”) to shorten the period during which an employee eligible under the Policy receives base salary payments and medical benefits from 12 months to six months and to exclude employees terminated for unsatisfactory job performance from those eligible under the Policy. Eligible employees under the Policy are individuals who are members of the Executive Management Operating Committee whose employment with the Company while a member of the Executive Management Operating Committee terminates as a result of an involuntary termination. Severance benefits under the Policy include six months base salary and payments for up to six months of medical benefits and outplacement services. The Policy is subordinated to any severance benefit arrangement, change of control severance agreement or employment agreement that provides for severance benefits in existence between the eligible employee and the Company. The Policy is effective as of December 15, 2004 and is filed as Exhibit 10.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
10.1	Openwave Systems Inc. Executive Severance Benefit Policy.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OPENWAVE SYSTEMS INC.

By:	/s/ DOUGLAS SOLOMON
Name:	Douglas Solomon
Title:	Assistant Secretary

Date: December 21, 2004

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EXHIBIT INDEX

Exhibit No.	Description
10.1	Openwave Systems Inc. Executive Severance Benefit Policy

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